CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
INGRAM MICRO INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
*****
Ingram Micro Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Paragraph (C) to Article Eighth of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

(c): the Directors of the Corporation shall be elected at each annual meeting of shareholders for a term expiring at the next annual meeting of shareholders following their election and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation or removal.  Any Director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

SECOND : The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Ingram Micro Inc. has caused this Certificate to be duly executed in its corporate name this 9th day of June, 2010.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd
Name: Larry C. Boyd Title: Executive Vice President, Secretary and General Counsel